Exhibit 99.4

R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES

BUSINESS DESCRIPTION

BUSINESS

Company Overview

Following the anticipated completion of its previously announced spinoff transactions of LSC Communications, Inc. (“LSC”) and Donnelley Financial Solutions, Inc. (“Donnelley Financial”), R.R. Donnelley & Sons Company (“RR Donnelley,” the “Company,” “we,” “us,” and “our”), a Delaware corporation, is a global, integrated communications provider enabling organizations to create, manage, deliver and optimize their multichannel marketing and business communications. Unless the context indicates otherwise, all references to “RR Donnelley”, the “Company”, “we”, “us” or “our” refer to the Company after giving effect to the previously announced spinoff transactions of LSC and Donnelley Financial. The Company has a flexible and comprehensive portfolio of integrated communications solutions that allows its customers to engage audiences, reduce costs and drive revenues. RR Donnelley’s innovative content management offering, production platform, logistics services, supply chain management and outsourcing capabilities and customized consultative expertise assist its customers in the delivery of integrated messages across multiple media to highly targeted audiences at optimal times for customers in virtually every private and public sector.

Competitive Strategy

Following completion of the spin-off transactions, we plan to leverage our long-standing customer relationships, comprehensive portfolio of capabilities and we expect to focus on the following key strategies:

•	Drive Profitable Growth: We intend to drive profitable growth in each of our core businesses.

•	Extend our Capabilities: We intend to extend the range of our capabilities, products and service offerings to fuel organic growth from our global customer base.

•	Continue Expansion of Print and Digital Technology Platforms: We intend to continue expanding our print and digital technology platforms, with innovative content management, data analytics, and multichannel capabilities for targeted markets.

•	Optimize Business Performance: We intend to optimize our business performance by focusing on service quality and operational excellence and maintaining a disciplined approach to capital allocation.

Segment Descriptions

The Company’s operating segments and their solutions and product and service offerings are summarized below:

Variable Print

The Variable Print segment currently includes the Company’s U.S. short-run and transactional printing operations. The product and service offerings by reporting unit in our Variable Print Segment include:

Commercial and Digital Print

We provide various commercial printing and print-related services. As a result of the acquisition of Consolidated Graphics on January 31, 2014, a broader range of capabilities and services are offered in an expanded geographic footprint. These services consist of traditional print services, including electronic prepress, digital and offset printing, finishing, storage and delivery of high-quality printed documents which are custom manufactured to our customers’ design specifications. Our Print Fulfillment and Distribution solution allows us to combine Just-In-Time and Digital Print-On-Demand product with off-the-shelf inventory through a national platform of networked facilities in quantities and timeframes desired by the end user, packaged and delivered in the manner requested. Additionally, our product offerings include packaging, as well as in-store marketing including in-store signage and point-of-purchase displays. We partner with our customers to help them re-imagine their in-store experience through providing creative and design services, as well as structural engineering for packaging and prototyping services, in order to present innovative, new ideas for complete store design or individual merchandising materials. The scope and extent of services provided to our customers typically vary for each individual order we receive, depending on customer specific factors, including the intended uses for the printed materials. Commercial and digital print accounted for 52.3% and 51.7% of the Variable Print segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Direct Mail

We are an industry leader in creating and implementing fully integrated direct mail communications programs. We provide integrated solutions ranging from guidance in overall copyrighting, design, print production and postal optimization strategies. We have a diverse and comprehensive mail production platform with significant digital production capabilities. Our proprietary ProteusJetSM imaging systems, customized software and marketing strategies enable our customers to communicate to an audience of any size. We believe we are well positioned to meet our direct mail customers’ specific needs by offering cadenced, multiple touch mailings and multi-media communications such as websites, email and mobile contact. Through advanced data analytics, we assist our customers in targeting their customers to deliver the right message at the right time and through the right channel to their intended audience. We believe providing expertise and insight as to a variety of multichannel solutions allows for a well-rounded campaign that touches our customers’ customers in the ways they are most comfortable receiving communications. Direct mail accounted for 16.2% and 16.5% of the Variable Print segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Labels

We produce a variety of custom labels for customers across multiple industries including warehouse and distribution, retail, pharmaceutical, manufacturing and consumer packaging. Our manufacturing capabilities provide a diverse product offering, including distribution and shipping labels, healthcare and durable goods labels, promotional labels and consumer product goods packaging labels. We have a network of production facilities enabling the optimal combination of regional or national distribution. Labels accounted for 13.0% and 12.8% of the Variable Print segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Statement Printing

We assist our customers by enabling enhanced relationships utilizing our multichannel capabilities to create and manage multichannel experiences with their customers for their critical business communications. These essential business communications include consumer billing, financial statements, healthcare communications and insurance documents. We support these communications according to customer preferences. This enables customers to benefit from our offering, managed either internally via a hosted managed services offering, or with a fully outsourced solution. The breadth of our capabilities includes design and composition, variable imaging, email, archival, digital mail interaction, and payment services, as well as our innovative RRDigital solution set, which we expect to launch by the end of 2016. Our platform, scale and breadth of offering combined with our technology and innovation provide our customers with low cost solutions that assist them in servicing their clients. Statement printing accounted for 12.3% and 13.0 % of the Variable Print segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Forms

We produce a variety of forms including invoices, order and business forms that support both the private and public sectors. The primary industries we serve are financial, government, retail, healthcare and business services. Forms accounted for 6.2% and 6.0% of the Variable Print segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

International

The International segment currently includes the Company’s operations in Asia, Latin America, Europe and Canada, as well as the Company’s Global Turnkey Solutions operations and its Business Process Outsourcing business. The product and service offerings in our International Segment include:

Asia

Our Asia reporting unit consists of a strategically integrated network of nine locations, and provides in-box materials, packaging, labels, and export and domestic book production to our major international customers. The Asia reporting unit accounted for 34.6% and 33.2% of the International segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Canada

Our Canada reporting unit provides commercial printing, statement printing, labels, forms, in-store marketing, sourcing and print fulfillment to major companies in the financial, insurance, transportation, retail, education and restaurant verticals across nine integrated locations. The Canada reporting unit accounted for 9.2% and 11.6% of the International segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Latin America

Our Latin America reporting unit has operations in Brazil, Chile, Central America and the Caribbean. We provide highly secure educational testing materials, inserts, books, statements, forms, labels and fulfillment to local and regional customers. The Latin America reporting unit accounted for 8.4% and 6.0% of the International segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Global Turnkey Solutions

Global Turnkey Solutions provides complex supply chain management and outsourcing capabilities, including product configuration, packaging, customized kitting and order fulfillment for technology, medical device and other companies around the world through its operations in Europe, North America, Mexico and Asia. The Global Turnkey Solutions reporting unit accounted for 25.2% and 26.4% of the International segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Business Process Outsourcing (BPO)

Business Process Outsourcing provides transactional print and outsourcing services including inbound and outbound document processing, creative services, research and analytics, financial management and other services for legal providers, insurance, telecommunications, utilities, retail and financial services companies. The Business Process Outsourcing reporting unit accounted for 22.6% and 22.8% of the International segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Strategic Services

The service and product offerings in our Strategic Services Segment include:

Logistics

RR Donnelley logistics services consists of a portfolio of specialized transportation and distribution services targeting a number of unique industry verticals. Our worldwide business is a leading third party logistics provider that, through our DLS Worldwide services, utilizes a leveraged platform and a nationwide agent sales network to offer customers in all industries a full suite of freight services, including truckload, less-than-truckload, intermodal and international freight forwarding. Our RR Donnelley International Services business is a leading international mail and parcel distributor with an extensive 200 country network of postal and foreign distribution partners that we manage to meet the unique requirements of international mailers. We are a leading provider of print logistics services in the U.S., with the scale, technology and USPS® rules and regulations expertise to maximize distribution savings for our mail customers. We combine print transportation with unique commingle and co-palletization capabilities to provide optimal savings for letter mail customers. We are also a leading distributor of retail and newsstand print materials, utilizing a nationwide network of consolidation facilities to provide unique distribution solutions for a number of customers, including LSC Communications. We offer our print and mail clients access to proprietary technology that is designed to determine the most efficient and cost-effective method of shipping depending on their needs. Our RRD Presort Services offer our clients freight and postage optimization services for letter mail customers that combine mail list processing, commingling, co-palletization and print transportation solutions. Our integrated distribution management business, Last Mile, is an extensive nationwide courier network that offers customized same day and next day delivery solutions with optimized route planning and web-based tracking. We continue to leverage our unique courier capabilities to build a position in the growing last-mile delivery sector. Logistics accounted for 75.7% and 77.7% of the Strategic Services segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Sourcing

Our sourcing solutions utilize ISO certified platforms to provide print management solutions including consulting and systems solutions to allow our customers to more efficiently and cost-effectively manage their print needs. We allow our customers to use our proprietary CustomBuy software for increased visibility, control and rationalization of expenditures, and consult our customers on supplier management, vendor consolidation and offshore production, as well as advising on paper management solutions and other cost optimization opportunities. We guide and support our customers with the development and fulfillment of promotional product strategies that meet their desired objectives within budgetary constraints. Sourcing accounted for 14.6% and 13.4% of the Strategic Services segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Digital and Creative Solutions

The Company’s digital and creative solutions (DSG) include teams of photographers, videographers, web designers, writers, editors, designers and various digital experience experts who assist brands in creating, augmenting and managing content designed to speak directly to their targeted audiences. With our breadth of capabilities, we provide cost effective solutions to bring the creative concepts of our customers and their agencies to life. We assist our customers in facilitating a common creative approach to all of their communications needs, including print and digital advertising, direct marketing and direct mail design, packaging design, marketing and sales collateral and in-store marketing, along with corporate communications and interactive experiences and services. Digital and creative solutions accounted for 9.7% and 8.9% of the Strategic Services segment’s net sales for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

Corporate

Corporate consists of unallocated selling, general and administrative activities and associated expenses within “Corporate,” including, in part, executive, legal, finance, communications, certain facility costs and last in, first out, or LIFO, inventory provisions. In addition, certain costs and earnings of employee benefit plans, such as pension and other postretirement benefits plan expense and share-based compensation, are included in Corporate and are not allocated to the operating segments.

Business Acquisitions and Dispositions

On August 4, 2016, the Company acquired Precision Dialogue, a provider of email marketing, direct mail marketing and other services with operations in the United States.

On April 29, 2015, the Company sold its 50.1% interest in its Venezuelan operating entity.

On August 11, 2014, the Company’s subsidiary, RR Donnelley Argentina S.A., filed for bankruptcy liquidation in bankruptcy court in Argentina.

On January 31, 2014, the Company acquired Consolidated Graphics, Inc., a provider of digital and commercial printing, fulfillment services, print management and proprietary Internet-based technology solutions, with operations in North America, Europe and Asia.

Competitive Environment

The Company’s customers are in a large and evolving market. While the market is large and fragmented, there are tremendous changes occurring in how organizations need to create, manage, deliver and measure their communications. Key factors facing our customer’ include regulatory changes, sensitivity to economic conditions, raw material pricing volatility and USPS actions. However, technological changes, including the electronic distribution of documents and data, online distribution and hosting of media content, and advances in digital printing, print-on-demand and internet technologies, continue to impact the market for some of the Company’s products and services. The Company works with its customers to create, manage, deliver and optimize their multichannel communications strategies by providing innovative solutions to meet increasing customer demands in light of the large and evolving marketplace. One of the Company’s competitive strengths is that it offers a wide array of communications products and services, including print and content management, which provide differentiated solutions for its customers. The Company is also able to manage the storage and distribution of products for its customers by offering warehousing and inventory management solutions that allow customers to store printed materials and to efficiently ship them using our platform. The Company’s logistics business also offers its customers access to the Company’s proprietary technology that is designed to determine the most efficient and cost-effective method of shipping depending on customer’s needs. The Company believes its breadth of offerings provides it with a distinct competitive advantage. As a leading provider of integrated communication products and services, the Company has developed, and will continue to develop and expand, its creative and design, content management, digital and print production, supply chain management and distribution services to address its customers’ evolving needs.

The print and related services industry, in general, continues to have excess capacity and remains highly competitive and fragmented. According to the December 2015 IBISWorld industry report “Printing in the U.S.,” estimated total printing industry revenue was approximately $83 billion in 2015, and the industry was comprised of approximately 48,000 establishments.

We believe that, across our range of products and services, competition is based primarily on quality and the ability to service the special needs of customers at a competitive price. Therefore, we believe we need to continue to differentiate its product and service offerings and aggressively manage our cost structure to remain competitive.

We also operate in a highly competitive and fragmented market for commercial freight transportation and third-party logistics services. Primary competitors to our services include other national non-asset based third-party logistics companies, as well as regional or niche freight brokerages, asset-based carriers offering brokerage and/or logistics services, wholesale intermodal transportation service providers and rail carriers. In addition, we may from time to time compete against carriers’ internal sales forces or shippers’ internal transportation departments.

We have made targeted acquisitions and investments in our existing business to offer customers innovative services and solutions. Such acquisitions and investments include the acquisition of Consolidated Graphics, Inc. This and other targeted acquisitions and investments further secure our position as a technology leader in the industry.

Seasonality

Advertising and consumer spending trends affect demand in several of the end-markets which we serve. However, due to the breadth of our product and services offerings, we generally have not experienced significant seasonality in our businesses.

Raw Materials

The primary raw materials the Company uses in its print businesses are paper and ink. The Company negotiates with leading suppliers to maximize its purchasing efficiencies and uses a wide variety of paper grades, formats, ink formulations and colors. Variations in the cost and supply of certain paper grades and ink formulations used in the manufacturing process may affect the Company’s consolidated financial results. Paper prices fluctuated during 2015, and volatility in the future is expected. The Company has historically passed most changes in paper price through to its customers. Contractual arrangements and industry practice should support the Company’s continued ability to pass on any future paper price increases, but there is no assurance that market conditions will continue to enable the Company to successfully do so. Management believes that the paper supply is consolidating, and there may be shortfalls in the future in supplies necessary to meet the demands of the entire marketplace. Higher paper prices and tight paper supplies may have an impact on customers’ demand for printed products. The Company has undertaken various strategic initiatives to mitigate any foreseeable supply disruptions with respect to the Company’s ink requirements. The Company also resells waste paper and other print-related by-products and may be impacted by changes in prices for these by-products.

Changes in the price of crude oil and other energy costs impact our ink suppliers and manufacturing costs. Crude oil and energy prices continue to be volatile and have fallen significantly over the last two years. Should prices increase, we generally cannot pass on to customers the impact of higher energy prices on our manufacturing costs. We do enter into fixed price contracts for a portion of our natural gas purchases to mitigate the impact of changes in energy prices and we may continue to do so after the completion of the spinoff transactions. We cannot predict sudden changes in energy prices and the impact that possible future changes in energy prices might have upon either future operating costs or customer demand and the related impact either will have on our consolidated annual results of operations, financial position or cash flows.

Distribution

The Company’s products are distributed to end-users through the U.S. or foreign postal services, through retail channels, electronically or by direct shipment to customer facilities. The Company manages the distribution of most customer products printed by the Company to maximize efficiency and reduce costs for customers.

As a leading provider of print logistics and among the largest mailers of standard mail in the U.S., the Company works closely with its customers and the United States Postal Service (“USPS”) to offer innovative products and mail preparation services to minimize postage costs. While the Company does not directly absorb the impact of higher postal rates on its customers’ mailings, demand for products distributed through the U.S. or foreign postal services has been negatively impacted by increases in postal rates as postal costs are a significant component of many customers’ cost structures. Under the 2006 Postal Accountability and Enhancement Act, it had been anticipated that postage would increase annually by an amount equal to or slightly less than the Consumer Price Index (the “CPI”). On January 15, 2015, the USPS filed for a CPI rate increase of approximately 2.0%, which was approved by the Postal Regulatory Commission on May 7, 2015, and became effective on May 31, 2015. On April 10, 2016, the USPS removed the exigent surcharge, which was approved in December 2013, resulting in a 4.3% decrease in postage rates for all significant mail categories. The USPS has temporarily suspended its previously announced plans to restructure its mail delivery network, including the closure of many post office facilities. These restructuring plans may resume in late 2016. The impact to the Company of the USPS’s restructuring plans, many of which require legislative action, cannot currently be estimated. Mail delivery services through the USPS accounted for approximately 40% and 37% of the Company’s logistics revenues for the year ended December 31, 2015 and the six months ended June 30, 2016, respectively.

In addition to postal costs, shipping costs incurred through our use of third party carriers to timely deliver our product shipments can also influence the number of pieces that the Company’s customers are willing to print and mail. Changes in shipping terms, or the inability of third party shippers to perform effectively, could lead to an increase in shipping costs passed on to our customers. This could lead to a decrease in demand. Additionally, the cost of fuel is a key commodity within our logistics operations and thus fluctuations in future fuel costs could have an adverse impact on our operations. Delivery services through third party carriers accounted for approximately 74% of the Company’s logistics revenues for both the year ended December 31, 2015 and the six months ended June 30, 2016.

Customers

We have more than 50,000 customers worldwide, including 97% of the Fortune 100, 94% of the Fortune 500 and 90% of the Fortune 1000. We believe our services enable the world’s largest customers to create, manage and deliver comprehensive and cost-effective multichannel communications around the world. In connection with the spinoff transactions, we intend to enter into a number of agreements with LSC Communications and Donnelley Financial with respect to our ongoing commercial relationships. For the year ended December 31, 2015, LSC Communications would have accounted for more than 10% of net sales in our Strategic Services segment, and we expect that LSC will account for more than 10% of our net sales in the Strategic Services segment for the year ended December 31, 2016 as well. For the year ended December 31, 2015, no customer accounted for 10% or more of the Company’s consolidated net sales.

Technology, Research and Development

The Company invests in technology, research and development as a key strategy for its business. The Company believes that investing in new technologies to remain on the forefront of content management and data analytics, while also allowing it to support its customers’ growing utilization of digital and print technologies while expanding its capabilities to provide additional services to customers as customers’ needs evolve. The Company has a research facility in Grand Island, New York that supports the development and implementation of new technologies to meet customer needs and improve operating efficiencies. We believe that proprietary technology is required where it will provide a competitive advantage or where the desired technology is not readily available in the marketplace, and, as such, our proprietary technology portfolio contains an array of applications and technological capabilities which are developed to perform different functions, including digital ink jet printing. The Company’s cost for research and development activities is not material to the Company’s consolidated annual results of operations, financial position or cash flows.

Cybersecurity

The Company’s cybersecurity program is designed to meet the needs and expectations of its customers who entrust it with certain highly sensitive business information. Furthermore, our healthcare and insurance printing businesses are subject to industry-specific data regulations, including the Health Care Insurance Portability and Accountability Act of 1996, which could subject us and our customers to liability should sensitive customer or patient information be publicly disclosed. The Company’s infrastructure and technology, expansive and highly trained global workforce and comprehensive security and compliance program make it qualified to safely process, store and protect this customer information to ensure compliance with relevant regulations.

The Company’s infrastructure and technology security capabilities are bolstered by its relationship with a leading data center services provider. Furthermore, the Company’s networks are monitored by intrusion detection services around the clock, and its systems and applications are routinely tested for vulnerabilities and are operated under a strict patch management program.

The Company employs a highly skilled IT workforce to implement its cybersecurity programs and to handle specific security responsibilities. As a result of annual mandatory security awareness training, the Company’s IT workforce is qualified to address security and compliance-related issues as they arise. Additionally, all of the Company’s IT employees are carefully screened, undergo a thorough background check and are bound by a nondisclosure agreement that details such employee’s security and legal responsibilities with regards to information handling.

The Company believes its security and compliance team also diminishes the risk of system compromise and data exposure by rapidly and effectively addressing security incidents as they arise.

Environmental Compliance

It is our policy to conduct our global operations in accordance with all applicable laws, regulations and other requirements. It is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that the Company may undertake in the future. However, in the opinion of management, compliance with the present environmental protection laws, before taking into account estimated recoveries from third parties, will not have a material adverse effect on the Company’s consolidated annual results of operations, financial position or cash flows.

Employees

As of August 31, 2016, we had 44,780 employees in our Company.

The table below summarizes the number of our U.S. and international employees as of the end of the periods indicated.

	2015	2014	2013	2012	2011
U.S. employees	17,768	20,086	22,000	22,581	24,116
International employees	25,216	26,272	26,433	26,805	25,842

Total employees	42,984	46,358	48,433	49,386	49,958

As of August 31, 2016, and December 31, 2015, approximately 432 and 420 of our U.S. employees were covered by collective bargaining agreements at twelve of our U.S. facilities, respectively, representing approximately 2.3% and 2.4%, respectively, of our U.S. workforce as of each of those dates. Additionally, we have collective bargaining agreements with unionized employees in China, Canada, Mexico and Europe. We have not experienced a work stoppage during the past five years. Management believes that our relationships with our employees and collective bargaining groups are good.

Properties

The Company’s corporate office is located in leased office space in Chicago, Illinois. As of June 30, 2016, the Company leased or owned 293 U.S. facilities, some of which had multiple buildings and warehouses, and these U.S. facilities encompassed approximately 17.8 million square feet. The Company leased or owned 107 international facilities, some of which had multiple buildings and warehouses, encompassing approximately 6.8 million square feet in Canada, Latin America, Europe and Asia. Of the Company’s U.S. and international facilities, approximately 9.5 million square feet of space was owned, while the remaining 15.1 million square feet of space was leased.

Legal Proceedings

From time to time, the Company’s customers and others file voluntary petitions for reorganization under United States bankruptcy laws. In such cases, certain pre-petition payments received by the Company from these parties could be considered preference items and subject to return. In addition, the Company is party to certain litigation arising in the ordinary course of business. Management believes that the final resolution of these preference items and litigation will not have a material effect on the Company’s consolidated results of operations, financial position or cash flows.